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Exhibit 21.1

Subsidiaries of the Company

Name	Jurisdiction of Incorporation
North America Subsidiaries:
Jack of All Games, Inc.	New York
Jack of All Games (Canada), Inc.	Ontario
Rockstar Games, Inc.	Delaware
Rockstar Vancouver, Inc.	Canada
Rockstar San Diego, Inc.	Virginia
2K Play, Inc.	Delaware
Take-Two Licensing, Inc.	Delaware
Rockstar Toronto	Canada
Visual Concepts Entertainment, Inc.	California
Kush Games, Inc.	California
2K Games, Inc.	Delaware
2K Sports, Inc.	Delaware
2K Marin, Inc.	Delaware
Cat Daddy LLC	Washington
2K Boston, LLC	Delaware
Firaxis Games, Inc.	Delaware
International Subsidiaries:
Take-Two International SA	Switzerland
Take-Two Interactive Software Europe Ltd	United Kingdom
Take-Two Interactive France SAS	France
Take-Two Interactive GmbH	Germany
Take-Two Interactive Austria GmbH	Austria
Take-Two Interactive Espania S.L.	Spain
Take-Two Interactive Software Pty. Ltd.	Australia
Rockstar North Ltd.	United Kingdom
Rockstar Leeds Ltd.	United Kingdom
Take-Two Interactive Italia Srl	Italy
Take-Two Interactive Benelux B.V.	Netherlands
Venom Games Ltd	United Kingdom
PAM Developments SAS	France
Irrational Games Australia Pty. Ltd.	Australia
Joytech Ltd.	Hong Kong
TechCorp, Ltd.	Hong Kong
2K Software Technology (Shanghai) Co, Ltd.	China
Rockstar London, Ltd.	United Kingdom
Rockstar Lincoln, Ltd.	United Kingdom
Take-Two Great Britain, Ltd.	United Kingdom

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  Exhibit 21.1
Subsidiaries of the Company